SHARE PURCHASE AGREEMENT

                  THIS AGREEMENT is made as of the 1st day of November, 2000.

BETWEEN:

       A PECES B.V., a corporation incorporated under the laws of the Netherlands, represented by Paul Stok, (hereinafter referred to as "Peces")

                                     - and -

       B RENDEX B.V., a corporation incorporated under the laws of the Netherlands, represented by Rene Brouwer, (hereinafter referred to as "Rendex")

                                     - and -

       C VAN VEEN BOYS B.V., a corporation incorporated under the laws of the Netherlands, represented by Kees Van Veen, (hereinafter referred to as "Van Veen")

                                     - and -

       D WODAN B.V., a corporation incorporated under the laws of the Netherlands, represented by Gijs Pol, (hereinafter referred to as "Wodan")


              (Parties "a" through "d" collectively hereinafter referred to as the "Vendors")

                                     - and -

       E      V-WHOLESALER.COM  B.V., a corporation  incorporated under the laws
              of  the   Netherlands,   represented   by  David  W.  A.  Hackett,
              (hereinafter referred to as the "Purchaser")

                                     - and -

       F      GIJS POL, an individual resident of The Netherlands

                                     - and -

       G      PAUL STOK, an individual resident of The Netherlands

                                     - and -

       H      RENE BROUWER, an individual resident of The Netherlands

                                     - and -

       I      KEES VAN VEEN, an individual resident of The Netherlands

         WHEREAS Peces, Rendex, Van Veen and Wodan each are the registered and beneficial owners of Twenty-Five percent (25%) of all the issued and outstanding shares of Kwatrobox B.V. ("Kwatrobox");

         AND WHEREAS the Purchaser is willing to purchase and the Vendors are willing to sell all of the issued and outstanding shares of Kwatrobox on the terms and conditions contained in this Agreement;

         AND WHEREAS the Purchaser is, or will be on or before the Closing Date, a wholly owned subsidiary of e-Auction Global Trading Inc.;

         AND WHEREAS Kwatrobox is the registered and beneficial owner of all of the issued and outstanding shares of Palm Veilingsystemen B.V. and Automatiseringsbureau Palm B.V. and is the registered and beneficial owner of 80% of the issued and outstanding shares of Scoop Software B.V. and Palm Veilingsystemen B.V. is the registered and beneficial owner of all of the issued and outstanding shares of Nieaf Systems B.V. (each of the aforementioned Affiliates of Kwatrobox is hereinafter referred to as a "Subsidiary" or collectively as the "Subsidiaries");

         AND WHEREAS it is the intention of the parties to hereby rescind and novate the existing share purchase agreement (the "Old Share Purchase Agreement") made as of May 10, 2000 among Peces, Rendex, Van Veen, Wodan, v-Wholesaler.com BV on behalf of Acquireco, Gijs Pol, Paul Stok, Rene Brouwer, Kees Van Veen, v-Wholesaler.com, Inc. and e-Auction Global Trading Inc. and to replace it, in its entirety, with this Agreement;

         NOW THEREFORE this Agreement witnesses that, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1 DEFINITIONS. In this Agreement or in any amendment hereto, the following terms shall have the meanings set out below unless the context requires otherwise:

         (a) "AFFILIATE" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning;

         (b) "AGREEMENT" means this Agreement, including the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "HEREOF", "HEREIN", "HERETO", "HEREUNDER", "HEREBY" and similar expressions refer to this Agreement and not to any particular Article or Section or other portion of this Agreement;

         (c) "APPLICABLE LAW" means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgement, decree, treaty or other requirement having the force of law (collectively, the "LAW") relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation;

         (d) "ASSETS" means all of the property, assets, interests and rights of Kwatrobox and Subsidiaries of every kind and description and wherever situated including, without limiting the generality of the foregoing, the following:

                  (i)      the Real Property;

                  (ii)     the Personal Property;

                  (iii)    the Inventories;

                  (iv)     the Receivables;

                  (v) all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets or otherwise Related to the Business;

                  (vi)     the Intellectual Property;

                  (vii)    the Material Contracts;

                  (viii)   the Licences and Permits;

                  (ix)     the Books and Records;

                  (x) all goodwill Related to the Business, the present telephone numbers, internet domain addresses and other communications numbers and addresses of Kwatrobox and the Subsidiaries; and

                  (xi) all proceeds of any or all of the foregoing received or receivable after the Closing Date;

         (e) "BOOKS AND RECORDS" means all books, records, files and papers of Kwatrobox and the Subsidiaries Related to the Business including without limitation, financial, operating, inventory, legal and payroll information, drawings, engineering information, computer programs (including source code), software programs, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of Kwatrobox and the Subsidiaries, and all copies and recordings of the foregoing;

         (f) "BUSINESS" means the business carried on by Kwatrobox and the Subsidiaries as more particularly set out in Schedule 1.1(f);

         (g) "BUSINESS DAY" means any day except Saturday, Sunday, a statutory holiday in the Province of Ontario or any other day on which banks are generally not open for business in the City of Toronto, Ontario and/or Amsterdam, The Netherlands;

         (h)      "CLAIM" has the meaning ascribed thereto in Section 7.1;

         (i) "CLOSING" means the completion of the purchase and sale of the Shares in accordance with the provisions of this Agreement;

         (j) "CLOSING DATE" means November 1, 2000 or such earlier or later date as may be agreed upon in writing by the Parties to this Agreement, but no later than November 30, 2000;

         (k) "CONDITION OF THE BUSINESS" means the condition (financial or otherwise) of the Business taken as a whole, having regard to its earnings, Assets, Liabilities, properties, operations and prospects;

         (l) "CONSENTS AND APPROVALS" means all consents and approvals required to be obtained in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement including any and all third party consents required under any of the Material Contracts in connection with or as a result of the transfer of the Assets and Shares to the Purchaser;

         (m)      "DIRECT  CLAIM"  shall have the  meaning  ascribed  thereto in
                  Section 7.5;

         (n) "E-AUCTION" means e-Auction Global Trading Inc., a corporation incorporated under the laws of the State of Nevada;

         (o) "E-AUCTION SHARES" means common shares in the capital of e-Auction to be delivered to the Vendors pursuant to Section 2.3(b) hereof;

         (p) "EMPLOYEES" means an individual who is employed by Kwatrobox and/or each Subsidiary in the Business, and "EMPLOYEES" means every Employee;

         (q) "FINANCIAL STATEMENTS" shall have the meaning ascribed thereto in Section 6.1(i);

         (r) "INDEMNIFIED PARTY" means a Person whom the Vendors, the Purchaser or e-Auction, as the case may be, has agreed to indemnify under Section 7;

         (s) "INDEMNIFYING PARTY" means, in relation to an Indemnified Party, the Party to this Agreement which has agreed to indemnify that Indemnified Party under Section 7;

         (t)      "INTELLECTUAL PROPERTY" means all rights to and interests in:

                  (i) all business and trade names, corporate names, brand names and slogans Related to the Business;

                  (ii) all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs Related to the Business and developed by Kwatrobox and/or each Subsidiary;

                  (iii) all copyrights and trade-marks (whether used with wares or services and including the goodwill attaching to such trade-marks), registrations and applications for trade-marks and copyrights (and all future income from such trade-marks and copyrights) Related to the Business and developed by Kwatrobox and/or each Subsidiary;

                  (iv) all rights and interests in and to processes, lab journals, notebooks, data, trade secrets, designs, know-how, product formulae and information, manufacturing, engineering and other drawings and manuals, technology, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information Related to the Business and developed by Kwatrobox and/or each Subsidiary;

                  (v)      all of the  intellectual  property listed in Schedule
                           3.2(c);

                  (vi) all other intellectual and industrial property rights throughout the world Related to the Business and developed by Kwatrobox and/or each Subsidiary;

                  (vii) all licences of the intellectual property listed in items (i) to (vi) above;

                  (viii) all future income and proceeds from any of the intellectual property listed in items (i) to (vi) above and the licences listed in item (vii) above; and

                  (ix) all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (i) to (vii) above;

         (u) "INVENTORIES" means all inventories of Kwatrobox and/or each Subsidiary including:

                  (i) finished goods, work in progress, raw materials, new and unused production, packing and shipping supplies;

                  (ii)     new and unused maintenance items; and

                  (iii) all other materials and supplies on hand to be used or consumed or which might be used or consumed in connection with the manufacture, packing, shipping, advertising, selling or furnishing of products;

         (v) "INTERIM PERIOD" means the period commencing on the date of signing of this Agreement and ending on the Closing Date;

         (w) "LIABILITIES" means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any contract, agreement, arrangement, lease, commitment, undertaking, Applicable Law or Taxes;

         (x) "LICENCES AND PERMITS" means all licences, permits, filings, authorizations, approvals or indicia of authority Related to the Business or required for the ownership and/or operation of the Business and/or the Assets;

         (y) "LIEN" means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property;

         (z) "MATERIAL ADVERSE CHANGE" means a change in the business, operations or capital of Kwatrobox and/or each Subsidiary, as the context may require, which has had or could reasonably be expected to have an adverse effect on the value of the Business or the Shares;

         (aa) "MATERIAL CONTRACT" means an agreement (whether oral or written) Related to the Business to which Kwatrobox and/or each Subsidiary is a party or by which Kwatrobox and/or each Subsidiary or any of the Assets or the Business is bound or affected except an agreement which involves or may reasonably be expected to involve the payment to or by Kwatrobox and/or each Subsidiary of less than US$10,000 over the term of the agreement and is not otherwise material to the Condition of the Business;

         (bb) "ORDINARY COURSE" an action taken by a Person will be deemed to have been taken in the "Ordinary Course" only if such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day actions of the Person;

         (cc) "PARTY" means a party to this Agreement and any reference to a party includes its successors and permitted assigns; and "PARTIES" means every party;

         (dd) "PAYMENT DIRECTION" means the payment direction in the form attached at Schedule 1.1(ff);

         (ee) "PERSON" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, and the successors, assigns, executors, heirs, administrators or other legal representatives of an individual in such capacity;

         (ff) "PERSONAL PROPERTY" means, without limitation, all machinery, equipment, furniture, fixtures, fittings, motor vehicles and other chattels Related to the Business (including those in possession of third parties);

         (gg) "PERSONAL PROPERTY LEASES" means all chattel leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements;

         (hh) "PRO-RATA SHARE" means, with respect to each Shareholder, the proportion of its holdings of shares in the capital of Kwatrobox, as set out in the recitals to this Agreement, to the total number of shares in the capital of Kwatrobox outstanding on the Closing Date;

         (ii)     "PURCHASE  PRICE" has the meaning  ascribed thereto in Section
                  2.2;

         (jj)     "PURCHASER"   means   v-Wholesaler.com   B.V.,  a  corporation
                  incorporated under the laws of the Netherlands;

         (kk) "REAL PROPERTY" means all real property owned or used by Kwatrobox and/or each Subsidiary Related to the Business including any improvements;

         (ll) "RECEIVABLES" means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims Related to the Business together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits;

         (mm) "RELATED TO THE BUSINESS" means, directly or indirectly, used in, arising from or relating in any manner to the Business;

         (nn) "SHARES" means all of the issued and outstanding shares in the capital of Kwatrobox more specifically set out in the recitals to this Agreement;

         (oo) "SHAREHOLDER" means any of Gijs Pol, Paul Stok, Rene Brouwer and Kees Van Veen and "SHAREHOLDERS" means every Shareholder;

         (pp) "TAXES" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including pension plan contributions, unemployment insurance payments and workers' compensation premiums and social security charges, together with any instalments with respect thereto, and any interest, fines and penalties imposed by any governmental authority (including national, provincial, municipal and foreign governmental authorities and social security agencies), and whether disputed or not;

         (qq)     "THIRD PARTY" has the meaning given in Section 7.7; and

         (rr)     "THIRD PARTY CLAIM" has the meaning given in Section 7.5.

1.2 HEADINGS. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 NUMBER AND GENDER. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 BUSINESS DAYS. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

1.5 CURRENCY AND PAYMENT OBLIGATIONS. Unless otherwise indicated, all amounts referred to in this Agreement are stated in Netherlands Guilders and any payment required to be made hereunder shall be made by electronic transfer or any other method as agreed to from time to time by the Parties hereto that provides immediately available funds. In the case of the Purchaser, payment by certified cheque, bank draft or electronic transfer shall be made payable to the order of or to the account of the Vendors, or as they may otherwise direct in writing.

1.6 STATUTE REFERENCES. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.7 SECTION AND SCHEDULE REFERENCES. Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement. The Schedules to this Agreement are as follows:

 Schedules
 ---------

 Schedule 1.1(f)      -   Business of Kwatrobox and each Subsidiary
 Schedule 1.1(ff)     -   Payment Direction
 Schedule 3.2(c)      -   Intellectual Property
 Schedule 3.2(d)      -   Employment Agreements
 Schedule 6.1(g)      -   Liens
 Schedule 6.1(i)      -   Financial Statements of Kwatrobox and each Subsidiary
 Schedule 6.1(m)      -   Real Property
 Schedule 6.1(o)      -   Insurance
 Schedule 6.1(p)      -   Material Contracts
 Schedule 6.1(q)      -   List of Receivables
 Schedule 6.1(r)(iv)  -   Licenses of Intellectual Property
 Schedule 6.1(s)      -   Licenses and Permits
 Schedule 6.1(u)      -   Consents
 Schedule 6.1(v)      -   Notices
 Schedule 6.1(y)      -   No Conflict
 Schedule 6.1(z)(i)   -   Employees
 Schedule 6.1(z)(vi)  -   Benefit Plan

 Schedule 6.1(bb)     -   Affiliated Transactions
 Schedule 11.3        -   Agreement re result Kwatrobox B.V. 01/01/2000-
                          05/15/2000

Insofar as Schedules that must be attached to this Agreement are not available on the date of signing hereof, they shall be completed and made available no later than one (1) Business Day before the Closing Date and are subject to prior review and acceptance by the Purchaser in its sole discretion, acting reasonably.

ARTICLE 2
PURCHASE OF SHARES

2.1 AGREEMENT TO PURCHASE AND SELL. On the Closing Date, subject to the terms and conditions hereof, the Vendors shall sell to the Purchaser and the Purchaser shall purchase from the Vendors, the Shares.

2.2 AMOUNT OF PURCHASE PRICE. The purchase price (the "Purchase Price") payable by the Purchaser to the Vendors for the Shares shall be an aggregate sum equal to up to Ten Million Five Hundred Thousand (10,500,000) Guilders consisting of Four Million (4,000,000) Guilders in cash and up to a maximum of Six Million Six Hundred Fifty Thousand (6,650,000) Guilders in e-Auction Shares, payable as provided for in Section 2.3.

2.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid and satisfied by the Purchaser to the Vendors as follows:

         (a) The payment schedule for the cash component of the Purchase Price is as follows:

                  1. Seven Hundred and Fifty Thousand (750,000) Guilders which has been paid and for which Purchaser is released;

                  2.       Two   Million   Two   Hundred   and  Fifty   Thousand
                           (2,250,000) Guilders on June 5, 2001; and

                  3.       One Million (1,000,000) Guilders on June 5, 2002.

         (b) The payment schedule for the e-Auction Share component of the Purchase Price is as follows:

                  1. Five Hundred Thousand (500,000) e-Auction Shares on the Closing Date which has been paid and for which Purchaser is released;

                  2. Six Hundred Thousand (600,000) e-Auction Shares on June 5, 2001;

                  3. One Hundred and Fifty Thousand (150,000) e-Auction Shares on June 5, 2002; and

                  4. One Million (1,000,000) Guilders worth of e-Auction Shares (the "Last Payment") if Kwatrobox B.V. and the Subsidiaries show combined pre-tax earnings ("Earnings") of not less than US$1.4 Million for the period commencing on June 5, 2000 to and including June 4, 2003 (the "Three Year Period"). To the extent that the Earnings are less than US$1.4 Million for the Three Year Period but are greater than US$1 Million, the amount of the Last Payment shall be reduced by the deficit between the Earnings and US$
                           1.4 Million. To the extent that the Earnings for the Three Year Period are less than US$1 Million, the Purchaser shall be under no obligation whatsoever to make any additional payment to the Vendors pursuant to this Section 2.3(b)(4). The Vendors shall have the right, at their own cost and expense, to review the Purchaser's calculations of Earnings for the Three Year Period at any time during normal business hours during the period of Thirty (30) days from and after the date on which the Purchaser advises the Vendors of the Earnings for the Three Year Period. For the purposes of this Section 2.3(b)(4) and to the extent that the Vendors are entitled to some or all of the Last Payment, the Last Payment shall be converted into e-Auction Shares at a price equal to Five (5) Guilders in Netherlands funds per share. Notwithstanding the foregoing, in no event, pursuant to the terms of this Section 2.3(b)(4), shall the Purchaser be obligated to pay the Vendors an amount in excess of Two Hundred Thousand (200,000) e-Auction Shares.

2.4 PERFORMANCE GUARANTEE. e-Auction unconditionally and irrevocably guarantees the performance of the Purchaser under this Agreement; and

2.5 FURTHER COMFORT BY PURCHASER. The Purchaser agrees not to dispose of the assets of Kwatrobox as long as any obligations vis-a-vis the Vendors remain outstanding, with the exception of the transfer of the shares Kwatrobox holds in Automatiseringsbureau Palm B.V., Palm Veilingsystemen B.V. or the transfer by Palm Veilingsystemen of the share it holds in Nieaf Systems B.V. or as otherwise agreed to by the Parties hereto.

2.6 STATUS OF E-AUCTION SHARES. All Parties hereto acknowledge and agree that neither the Purchaser nor e-Auction shall have any responsibility in connection with the fact that, on the Closing Date, the e-Auction Shares may not be registered or qualified by any federal, state or provincial securities regulatory body. Furthermore, the e-Auction Shares may be subject to U.S. Securities and Exchange Commission imposed trading restrictions and, in addition, may not be eligible to be posted and listed for trading on a North American stock exchange or quoted on a North American quotation system or dealers' network.

ARTICLE 3

CLOSING ARRANGEMENTS

3.1 CLOSING. The Closing shall take place on the Closing Date at the offices of Holland Van Gijzen Advocaten en notarissen or at such other time or place as may be agreed upon orally or in writing by the Parties to this Agreement.

3.2 NOTARIAL DEED. The Notarial deed of transfer of the Shares will be executed before Mr. Michel Dick van Waateringe, Civil Law Notary in Amsterdam, The Netherlands, or a deputy of Mr. Van Waateringe. Mr. Van Waateringe, is a civil law notary of Holland Van Gijzen advocaten en notarissen, the firm of the external legal advisors to the Purchaser, v-Wholesaler.com, Inc. and e-Auction. The Vendors acknowledge that they are aware of the provisions 9 and 10 of the guidelines concerning the association between civil law notaries and barristers/solicitors as established by the Royal Professional Association of Civil Law Notaries (Koninklijke Notariele Beroepsorganisatie). The Vendors agree that Holland Van Gijzen advocaten en notarissen might in the future advise and act on behalf of Purchaser, v-Wholesaler.com, Inc. and/or e-Auction with respect to this Agreement and the execution thereof, including any dispute.

3.3 CONDITIONS PRECEDENT. On the Closing Date, the Vendors shall deliver or cause to be delivered to the Purchaser the following, the non-delivery of which entitles the Purchaser in its sole discretion, without limiting any rights or remedies available to the Purchaser at law or in equity, either to: (a) terminate this Agreement by notice to the Vendors, in which event the Purchaser shall be released from its obligations under this Agreement to complete the purchase of the Shares; or (b) waive compliance with any such condition in whole or in part without prejudice to its right of termination in the event of non-fulfilment of any other condition in whole or in part:

         (a) legal opinion of the Vendor's solicitors (lawyers) addressed to the Purchaser and the Purchaser's solicitors (lawyers) in a form satisfactory to the Purchaser acting reasonably; and

         (b) a list of all Intellectual Property of Kwatrobox and/or any of its Subsidiaries, when it was developed, what it does, who owns it and whether any licences exist with respect to the Intellectual Property.

3.4 PURCHASER'S CLOSING DELIVERIES. On the Closing Date, the Purchaser shall deliver or cause to be delivered to the Vendors the following, the non-delivery of which entitles the Vendors in their sole discretion, without limiting any rights or remedies available to the Vendors at law or in equity, either to: (a) terminate this Agreement by notice to the Purchaser, in which event the Vendors shall be released from their obligations under this Agreement to complete the sale of the Shares; or (b) waive compliance with any such condition in whole or in part without prejudice to their right of termination in the event of non-fulfilment of any other condition in whole or in part:

         (a) the payments referred to in Sections 2.3 above that are deliverable at Closing; and

         (b) evidence in form satisfactory to the Vendors, acting reasonably, that the Purchaser was incorporated and acquired legal status and that the person signing on the Purchaser's behalf has the power to represent the Purchaser.

3.5      VENDORS' FURTHER OBLIGATIONS.  Each of the Vendors:

         (a) warrants that on the Closing Date each of the Vendors, in the persons of Messrs. Paul Stok, Rene Brouwer, Kees van Veen and Gijs Pol, will have entered into a management agreement with the Purchaser, Kwatrobox or the relevant Subsidiary, which management agreements will contain a substantial non-competition clause for each Vendor and Messrs Paul Stok, Rene Brouwer, Kees van Veen and Gijs Pol;

         (b) will have notified the Civil Law Notary of their respective bank accounts and will have given the Purchaser payment instruction concerning  the  payments  due on the  Closing  Date,  in the  form  of
         Schedule  1.1(ff),  and the future  payments,  both as  contemplated in
         Article 2 hereof, which instructions can be changed by each Vendor (with respect to such portion of the Purchase Price as is allocated to it) by informing the Purchaser thereof in writing at least three weeks before a payment is due;

         (c) undertakes, covenants and agrees, notwithstanding any other Article or Section of this Agreement, to indemnify the Purchaser and to hold the Purchaser harmless or, in the sole discretion of Purchaser, to indemnify and hold harmless Kwatrobox and/or its Subsidiaries against the following:

         (i) the termination of the agreements concluded in the name of Nieaf Smitt B.V. but performed by Nieaf Systems B.V. on the grounds that another party to any such agreements has not agreed to the assignment of same by Nieaf Smitt B.V. to Nieaf Systems B.V.;

         (ii) in the event that Van Veen Boys is not the same legal entity as QQC B.V.;

         (iii) a pledge has been vested in the shares in Nieaf Systems B.V. on behalf of Teleflower Auction B.V.; and

         (iv) any damages whatsoever are due by Automatiseringsbureau Palm to De Koning Bloemenexport and any and all costs (including lawyers fees) whatsoever associated with defending a claim in respect thereof.

ARTICLE 4
CONDITIONS OF CLOSING

4.1 PURCHASER'S CONDITIONS. The Purchaser shall not be obliged to complete the purchase and sale of the Shares pursuant to this Agreement unless, on or before the Closing Date, each of the following conditions have been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Purchaser and may be waived, in whole or in part, in writing by the Purchaser at any time, and the Vendors hereby covenant and agree with the Purchaser to take all such actions, steps and proceedings as are reasonably within their control as may be necessary to ensure that the following conditions are fulfilled on or before the Closing Date:

         (a) Representations, Warranties and Covenants. The representations, warranties and covenants of the Vendors as contained in this Agreement shall be true and correct at the Closing Date and when signing this Agreement.

         (b) Vendor's Compliance. The Vendors shall have performed and complied with, or caused to be performed or complied with, all of the terms and conditions in this Agreement on their part to be performed or complied with on or before the Closing Date and shall have executed and delivered or caused to have been executed and delivered to the Purchaser on the Closing Date all the documents contemplated in Section 3.3 and 3.5 or elsewhere in this Agreement.

         (c) Good Title. The Vendors shall have good and marketable title to the Shares, free and clear of any and all Liens of any kind and nature whatsoever, with the sole exception of a first pledge on the Shares on behalf of e-Auction dated June 5, 2000 with which Parties are familiar.

         (d) Material Adverse Change. During the Interim Period, there shall have been no Material Adverse Change in the Business and Assets of Kwatrobox.

         (e) Consents and Approvals. All the Consents and Approvals have been obtained.

         (f)      No Litigation. There shall be no litigation or proceedings:

                  (i) pending or threatened against the Vendors or against Kwatrobox and/or any of its subsidiaries or any of their respective directors or officers, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement; and

                  (ii) pending or threatened against the Vendors or against Kwatrobox and/or any of its subsidiaries or any of their respective directors or officers which:

                           (1) if decided adversely, could adversely affect the right of the Purchaser to acquire or retain the Shares; or

                           (2) in the judgement of the Purchaser, in its sole discretion, would make the completion of the transactions contemplated by this Agreement inadvisable.

4.2 CONDITION NOT FULFILLED. If any condition in Section 4.1 has not been fulfilled on or before the Closing Date, then the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

         (a) terminate this Agreement by notice to the Vendors, in which event the Purchaser shall be released from its obligations under this Agreement to complete the purchase of the Shares; or

         (b) waive compliance with any such condition in whole or in part without prejudice to its right of termination in the event of non-fulfilment of any other condition in whole or in part.

4.3 VENDORS CONDITIONS. The Vendors shall not be obliged to complete the purchase and sale of the Shares pursuant to this Agreement and to complete the transactions contemplated by this Agreement unless, on or before the Closing Date each of the following conditions have been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Vendors, and may be waived, in whole or in part, in writing by the Vendors at any time; and the Purchaser hereby covenants and agrees with the Vendors to take all such actions, steps and proceedings as are reasonably within the Purchaser's control as may be necessary to ensure that the following conditions are fulfilled on or before the Closing Date:

         (a)      Representations,     Warranties     and     Covenants.     The
                  representations,  warranties and covenants of the Purchaser in
                  Section 6.2 shall be true and correct on the Closing Date.

         (b) Purchaser's Compliance. The Purchaser shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with on or before the Closing Date and shall have executed and delivered or caused to have been executed and delivered to the Vendors on the Closing Date all the documents contemplated in Section
                  3.4 or elsewhere in this Agreement.

         (c) Good Title. If and when issued in accordance with Subsection 2.3(b) of this Agreement, the e-Auction Shares shall have been validly issued as fully paid and non-assessable shares in the capital of e-Auction and be free and clear of any and all Liens of any kind and nature whatsoever.

         (d) Incorporation of the Purchaser. The Purchaser shall have been incorporated and shall have acquired legal status.

4.4 CONDITION NOT FULFILLED. If any condition in Section 4.3 shall not have been fulfilled on or before the Closing Date, then the Vendors, in their sole discretion may, without limiting any rights or remedies available to the Vendors at law or in equity, either:

         (a) terminate this Agreement by notice to the Purchaser in which event the Vendors shall be released from all obligations under this Agreement to complete the sale of the Shares; or

         (b) waive compliance with any such condition in whole or in part without prejudice to its right of termination in the event of non-fulfilment of any other condition in whole or in part.

ARTICLE 5
PRE-CLOSING COVENANTS

5.1 PRE-CLOSING COVENANTS OF THE VENDORS. During the Interim Period, the Vendors will cause Kwatrobox and the Subsidiaries to conduct Business in the Ordinary Course and, without limiting the generality of the foregoing, will cause Kwatrobox and/or each Subsidiary not to:

         (a) make or agree to make any change in the compensation of any director, officer or Employee and to not pay or agree to pay or set aside any bonus, profit sharing, retirement, insurance, death, severance, fringe benefit, or other extraordinary or indirect compensation to, for, or on behalf of any director, officer or Employee;

         (b)      suffer any Material Adverse Change;

         (c)      declare  or  make  any  payment  of  any   dividend  or  other
                  distribution in respect of its shares and not to redeem, purchase or otherwise acquire any shares;

         (d) issue or sell any shares or other securities or issue, sell or grant any option, warrant, or right to purchase any shares or other securities of Kwatrobox and/or any Subsidiary;

         (e) sell, assign, transfer, mortgage, pledge, grant a security interest in or otherwise encumber any of the Assets except sales of Inventories in the normal course of business which, individually and in the aggregate, are not material to the financial condition of the operation of the Business;

         (f) change any accounting or costing systems or methods in any material respect;

         (g) suffer any extraordinary loss or cancel or waive any debt, claim or other right;

         (h) incur or assume any liabilities, obligations or indebtedness (whether accrued, absolute, contingent or otherwise), except unsecured current liabilities, obligations and indebtedness incurred in the normal course of business;

         (i) enter into any Material Contract or any other transaction that was not in the normal course of business; or

         (j) terminate, cancel or modify in any material respect or receive notice or a request for termination, cancellation or modification in any material respect of any Material Contract.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE VENDORS AND THE SHAREHOLDERS. As a material inducement to the Purchaser entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations, warranties and covenants of each of the Vendors and the Shareholders, each of the Vendors and the Shareholders hereby, represents, warrants and covenants to and with the Purchaser as follows:

         (a) Ownership of Shares. The Vendors will be on the Closing Date, the registered and beneficial owners of the Shares, with good and marketable title thereto, free and clear of all Liens of any kind and nature whatsoever. No Person, other than the Purchaser, has any agreement, option, right or privilege of any kind capable of becoming an agreement for the purchase from the Vendors of any of the Shares.

         (b) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Vendors enforceable against them in accordance with its terms, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunction are only available in the discretion of the court from which they are sought.

         (c) Authorization by the Vendors. The Vendors have the legal capacity to enter into this Agreement and all other agreements and instruments to be executed by them as contemplated by this Agreement and to carry out their obligations under this Agreement and such other agreements and instruments and the Vendors have the exclusive right, power and authority to sell the Shares in accordance with the terms of this Agreement.

         (d) Bankruptcy. Neither Kwatrobox, nor any of the Subsidiaries or the Vendors has committed an act of bankruptcy, pursuant to Applicable Law, nor made an assignment in favour of its creditors nor made a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order been presented in respect of it. Neither Kwatrobox, nor of the Subsidiaries or the Vendors has initiated proceedings with respect to a compromise or arrangement with its creditors nor initiated any proceedings for its winding up, liquidation or dissolution. No receiver has been appointed in respect of Kwatrobox, any of the Subsidiaries or the Vendors or any of the Assets or Shares and no execution or distress has been levied upon any of the Assets or Shares.

         (e) Incorporation and Power. Kwatrobox and the Subsidiaries are corporations duly incorporated, organized and validly subsisting under the laws of the Netherlands. Kwatrobox and each of the Subsidiaries is duly registered. Kwatrobox and the Subsidiaries have the full corporate power and authority to carry on the Business and to own, lease and operate the Assets and the Business as now carried on and owned, leased and operated by it.

         (f) Share Capital. The authorized capital of Kwatrobox consists of 2,000 shares of NLG 100 each and there are 400 shares issued and outstanding as fully paid and non-assessable shares in the capital of Kwatrobox. Kwatrobox does not have a stock option plan and there are no outstanding securities convertible into or exchangeable for any shares of capital stock or any rights (either pre-emptive or other) to subscribe for or to purchase, or any options, rights or warrants for the purchase of, or any agreements providing for the issuance of, or any calls, commitments, agreements or claims of any character relating to the issuance of, any securities in the capital of Kwatrobox and/or the Subsidiaries.

         (g) Title to Assets. Except as disclosed in Schedule 6.1(g), Kwatrobox and the Subsidiaries have good and marketable title to all the Assets, free and clear of any and all Liens. All machines, machinery, equipment, tools or other moveable or mechanical property forming part of the Assets are in good operating condition and are in a state of good repair and maintenance, reasonable wear and tear excepted. The Assets are sufficient to permit the continued operation of the Business in substantially the same manner as now being conducted. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from Kwatrobox and the Subsidiaries of the Business or of any of the Assets out of the ordinary course of Business.

         (h) No Subsidiary. Kwatrobox has no subsidiaries except the Subsidiaries or agreements of any nature to acquire any
                  subsidiary   or  to  acquire  or  lease  any  other   business
                  operations.

         (i) Financial Statements. The Purchaser has been furnished with the financial statements of Kwatrobox and the Subsidiaries for the 1997, 1998 and 1999 fiscal years ending December 31, (the "Financial Statements") prepared in accordance with the Netherlands generally accepted accounting principles (GAAP), copies of which are attached hereto as Schedule 6.1(i). The balance sheets contained in such Financial Statements fairly present in all material respects the financial position of Kwatrobox and the Subsidiaries as of its date and the statements of earnings and retained earnings contained in the Financial Statements fairly present in all material respects the results of operations for the period indicated. Since December 31, 1999, Kwatrobox and the Subsidiaries have carried on their business in the ordinary course and there has been no Material Adverse Change in the Business, financial condition, Assets, results of operations or prospects of Kwatrobox and the Subsidiaries.

         (j) Closing Financial Statements. The Financial Statements, to be drafted after the execution of the transactions contemplated herein shall present in all material respects the financial position of Kwatrobox and the Subsidiaries as of June 5, 2000 and the statements of earnings and retained earnings contained in the Closing Date Financial Statements will fairly present in all material respects the results of operations for the period indicated and show an equity at least equal to the equity shown in the Financial Statements dated December 31, 1999. The Vendors shall have the right, at their own cost and expense, to review the Closing Date Financial Statements at any time during normal business hours during the period of Thirty (30) days from and after the date on which the Purchaser provides the Vendors with a copy of the Closing Date Financial Statements. Any dispute with respect to the Closing Date Financial Statements shall be referred to a mutually agreed arm's length third party (the "Arbitrator") whose decision shall be conclusive and binding upon the Parties hereto. The costs of the Arbitrator shall be awarded by the Arbitrator, in its sole discretion, and the decision of the arbitrator shall be made within Sixty (60) days of any referral thereto. In the event that the Parties are unable to agree on an Arbitrator to resolve any such dispute, the matter shall be referred to the District Court in Amsterdam, The Netherlands, or as it may otherwise direct.

         (k) Corporate Records. The minute books of each of Kwatrobox and the Subsidiaries contain true, correct and complete copies of its articles, its by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. The register of shareholders of Kwatrobox and each Subsidiary is complete and accurate in all material respects.

         (l) Personal Property. All Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

         (m) Real Property. Schedule 6.1(m) lists the municipal address for and a general description of each parcel of land owned, leased or used in the Business. The Real Property and the current use thereof comply with Applicable Law. No notice of violation of any Applicable Law or of any covenant, restriction or easement affecting the Real Property or with respect to the use or occupancy of the Real Property, has been given by any governmental authority having jurisdiction over the Real Property or by any other Person entitled to enforce the same.

         (n) Personal Property Leases. Each Personal Property Lease is in full force and effect and has not been amended, and Kwatrobox and each Subsidiary is entitled to the full benefit and advantage of each Personal Property Lease in accordance with its terms. Each Personal Property Lease used in the Business is in good standing and there has not been any default by any party under any Personal Property Lease nor any dispute between Kwatrobox, each Subsidiary and any other party under any Personal Property Lease.

         (o) Insurance. The Business, properties and Assets of Kwatrobox and each Subsidiary are insured for the benefit of Kwatrobox and each Subsidiary in amounts deemed adequate by Kwatrobox's and each Subsidiary's management against risk usually insured against by Persons operating a business similar to the Business of Kwatrobox and each Subsidiary in the localities where such properties are located. Particulars of the policies of insurance maintained by Kwatrobox and each Subsidiary as at the Closing Date are set out in Schedule 6.1(o) hereto. All policies are in full force and effect and neither Kwatrobox nor the Subsidiaries are in default, whether as to payment of premiums or otherwise, under the terms of such policies, nor have they ever been refused insurance, nor have they claimed under any insurance in the last five years in an amount exceeding Ten Thousand (10,000) Guilders per claim, except as disclosed in schedule 6.1(o).

         (p) Material Contracts. Schedule 6.1(p) lists all the Material Contracts. Kwatrobox and/or each Subsidiary is not in default under any Material Contract and neither Kwatrobox, each Subsidiary nor the Vendors have received notice of a default and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Material Contract by Kwatrobox and/or each Subsidiary or any other party to the Material Contract. Each Material Contract is in full force and effect, unamended by written or oral agreement, and Kwatrobox and/or each Subsidiary is entitled to the full benefit and advantage of each Material Contract in accordance with its terms. Each Material Contract is in good standing and there has not been any default by any party under any Material Contract nor any dispute between Kwatrobox and/or each Subsidiary and any other party under any Material Contract.

         (q) Receivables. Schedule 6.1(q) lists all of the Receivables as at the Closing Date. The Receivables are valid obligations which arose in the ordinary course of business and are enforceable and fully collectable accounts not subject to any setoff or counterclaim. None of the Receivables are due from a Person with whom Kwatrobox and/or each Subsidiary does not deal at arm's length.

         (r)      Intellectual Property.

                  (i) The Intellectual Property, and all registrations of the Intellectual Property, are valid and subsisting. All of the registrations and applications for registration of the Intellectual Property are in good standing and are recorded in the name of Kwatrobox and/or a Subsidiary. No application for registration of any of the Intellectual Property has been rejected.

                  (ii) Kwatrobox and/or each Subsidiary is the first and only owner of the Intellectual Property and is entitled to the uninterrupted use of the Intellectual Property without payment of any royalty or other fees. No Person has any right, title or interest in any of the Intellectual Property and all such persons have waived their moral rights, if any, in any copyright works within the Intellectual Property. Kwatrobox and/or each Subsidiary has diligently protected its legal rights to the exclusive use of the Intellectual Property.

                  (iii) There is no current litigation pending or threatened against or relating to the Intellectual Property.

                  (iv) Except for the licenses disclosed in Schedule 6.1(r)(iv), Kwatrobox and/or each Subsidiary have not permitted or licensed any Person to use any of the Intellectual Property, except for
                           Automatiseringsbureau Palm's customers.

                  (v) No Person has challenged the validity of any registrations for the Intellectual Property or the rights of Kwatrobox and/or each Subsidiary to any of the Intellectual Property.

                  (vi) To the best of the knowledge of each of the Vendors and the Shareholders, neither the use of the Intellectual Property (which includes products, processes, methods, substances, parts and other materials presently sold by or used by Kwatrobox and/or each Subsidiary in connection with the
                           Business) nor the conduct of the Business has infringed or currently infringes upon the industrial or intellectual property rights of any other Person.

                  (vii) To the best of the knowledge of each of the Vendors and the Shareholders, no other Person has infringed Kwatrobox's and/or each Subsidiary's rights to the Intellectual Property.

                  (viii) There is no governmental prohibition or restriction on the use of the Intellectual Property.

         (s) Licences and Permits. Kwatrobox and/or each Subsidiary owns, holds, possesses or lawfully uses in the operation of the Business all Licenses and Permits which are necessary for it to conduct the Business or for the ownership and use of the Assets in compliance with all Applicable Laws. All Licenses and Permits material to the Business are listed at Schedule 6.1(s) and each Licence and Permit listed in Schedule 6.1(s) is valid, subsisting and in good standing.

         (t) Undisclosed Liabilities. Kwatrobox does not have any liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, other than liabilities disclosed in, reflected in or provided for in the Financial Statements and which do not exceed in the aggregate Twenty Five Thousand (25,000) Guilders.

         (u) Consents and Approvals. Except as disclosed in Schedule 6.1(u), no consent or approval of any Person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit Kwatrobox and/or each Subsidiary to carry on the Business after the Closing as the Business is currently carried on by it.

         (v) Notices. Except as disclosed in Schedule 6.1(v), no Notices are required to be delivered to any Person in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit Kwatrobox and/or each Subsidiary to carry on the Business after the Closing as the Business is currently carried on by Kwatrobox and/or each Subsidiary.

         (w) Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by each of the Vendors and the Subsidiaries and the completion (with any required Consents and Approvals) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

                  (i) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of Kwatrobox and/or each Subsidiary;

                  (ii) an event that, with notice or lapse of time or both, pursuant to the terms of any Material Contract or Licence and Permit, causes any right or interest of Kwatrobox and/or each Subsidiary to come to an end or be amended in any way that is detrimental to the Business or entitles any other Person to terminate or amend any such right or interest;

                  (iii)    the creation or  imposition of any Lien on any Asset;
                           or

                  (iv) the violation of any Applicable Law by the Vendors, Kwatrobox or any Subsidiary.

         (x) Litigation. There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or threatened by or against the Vendors, the Shareholders, Kwatrobox or any Subsidiary, or Related to the Business or affecting the Business or the operations or capital of Kwatrobox and/or each Subsidiary or the transactions contemplated by this Agreement, and there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.

         (y) No Conflict. Except as disclosed in Schedule 6.1(y), no current director or officer of Kwatrobox and/or any Subsidiary (nor anyone who was a director or officer of Kwatrobox and/or any Subsidiary in the last fiscal year) and no current nor any past associate of any such Person, is presently, directly or indirectly through his or her affiliation with any other Person, a party to any transaction with Kwatrobox and/or any Subsidiary providing for the furnishing of services by or to (except services related to such person acting as a director or officer of Kwatrobox and/or Subsidiary), or rental of real or personal property from or to, or otherwise requiring cash payments to or by any such Person.

         (z)      Employees.

                  (i) Schedule 6.1(z)(i) lists all the Employees and the age, position, status, length of service, compensation and all other benefits of each of them, respectively. The Purchaser has been provided with the opportunity to review all contracts or arrangements with or relating to any Employee and will be provided with copies of such contracts or arrangements on the Closing Date.

                  (ii) There is no labour strike, dispute, slowdown or stoppage actually pending or involving or, to the best of the knowledge of each of the Vendors and the Shareholders, threatened against Kwatrobox and/or each Subsidiary with respect to the Business;

                  (iii) Other than as set out in their written contracts of employment with Kwatrobox and/or each Subsidiary, no Employee has any agreement as to length of notice required to terminate his or her employment;

                  (iv)     All   required   withholding   of  amounts  from  the
                           Employees have been paid to the appropriate authority in compliance with Applicable Law.

                  (v) No notice has been received by Kwatrobox and/or the Subsidiaries or the Vendors of any complaint which has not been resolved, filed by any of its Employees claiming that Kwatrobox and/or the Subsidiaries have violated any applicable employee or human rights or similar legislation in any jurisdictions in which Kwatrobox and/or the Subsidiaries operate, or of any complaints or proceedings which have not been resolved of any kind involving Kwatrobox and/or the Subsidiaries or, to each of the Vendor's and the Shareholders' knowledge, after due inquiry, any of the Employees before any labour relations board. There are no outstanding orders or charges against Kwatrobox and/or the Subsidiaries under any applicable health and safety legislation in any jurisdictions in which Kwatrobox and/or the
                           Subsidiaries carries on business. All levies, assessments and penalties made against Kwatrobox and/or the Subsidiaries pursuant to the workers' compensation legislation in the jurisdictions in which Kwatrobox and/or the Subsidiaries carries on business have been paid by Kwatrobox and/or the Subsidiaries and Kwatrobox and/or the Subsidiaries have not been reassessed under any such legislation except such as have been resolved.

                  (vi) The only benefit plans, including pension schemes, of Kwatrobox and/or the Subsidiaries (the "Benefit Plans") are listed in Schedule 6.1(z)(vi) hereto. All contributions or premiums required to be made by Kwatrobox and/or the Subsidiaries under the terms of the Benefit Plans have been made. Kwatrobox and/or the Subsidiaries may terminate the Benefit Plans. Kwatrobox and the Subsidiaries has furnished to the Purchaser all related documentation and plan summaries, booklets and personal manuals related to the Benefit Plans.

                  (vii) There are no back-service obligations or other pension liabilities with regard to the Employees other than those specifically included and mentioned in the Financial Statements.

                  (viii) The Financial Statements and the Closing Date Financial Statements are true and correct in presenting Kwatrobox's and each of the Subsidiary's liabilities vis-a-vis the Employees, including reservations for vacation monies and non-taken holidays.

         (aa) Customers. Neither the Vendors nor the Shareholders is aware of, nor has it received notice of, any intention on the part of any such customer to cease doing business with Kwatrobox and/or the Subsidiaries or to modify or change in any material manner any existing arrangement with Kwatrobox and/or the Subsidiaries for the purchase of any products or services. The relationships of Kwatrobox and/or the

                  Subsidiaries   with  each  of  its   principal   customers  is
                  satisfactory, and there are no unresolved disputes with any such customer.

         (bb) Affiliated Transactions. Except as disclosed in Schedule 6.1(bb), neither Kwatrobox nor the Subsidiaries are liable in respect of advances, loans, guarantees to or on behalf of any shareholder, officer, director, employee or any other Person with whom Kwatrobox and/or the Subsidiaries does not deal at arm's length.

         (cc) Taxes. Kwatrobox and the Subsidiaries have filed with appropriate taxing authorities on a timely basis all returns, reports and estimates relating to Taxes which are required to be filed by or on behalf of Kwatrobox and/or the Subsidiaries to the date hereof, and each such return, report and estimate is complete and accurate in all material respects and in compliance with Applicable Law. Kwatrobox and the Subsidiaries have paid, or made adequate provision in accordance with generally accepted accounting principles for the payment of, all Taxes which are shown to be due on such returns, reports or estimates. There are no current assessments, liens or claims issued by any taxing authority regarding any Taxes of Kwatrobox and/or the Subsidiaries. All assessments of Taxes with respect to Kwatrobox and/or the Subsidiaries have either been paid or provided for or are being contested in good faith by appropriate proceedings as to which adequate reserves have been provided. No action, proceeding or investigation has been threatened by any governmental authority for the assessment or collection of any Taxes for which Kwatrobox and/or the Subsidiaries would be liable.

         (dd) Environmental. Neither Kwatrobox nor any of the Subsidiaries infringes and/or breaches any environmental laws and they have not caused, and do not presently cause, any soil, water, air or other environmental pollution.

         (ee) Full Disclosure. None of the foregoing representations and warranties and no document furnished by or on behalf of Kwatrobox and/or the Subsidiaries, the Vendors or the
                  Shareholders to the Purchaser in connection with the negotiation of the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Shares seeking full information as to Kwatrobox and/or the Subsidiaries and their respective properties, businesses and affairs. Except for those matters disclosed in this Agreement, there are no facts not disclosed in this Agreement which, if learned by the Purchaser, might reasonably be expected to materially diminish its evaluation of the value of the Shares and the Business or to deter the Purchaser from completing the transactions contemplated by this Agreement on the terms of this Agreement.

Vendors' Representations and Warranties contained in this article under g, h, i last sentence, k with respect to the board of directors, m through r and x through aa, cc and dd are deemed to be given as per June 5, 2000.

6.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. As a material inducement to the Vendors entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Vendors are entering into this Agreement in reliance upon the representations, warranties and covenants of the Purchaser, the Purchaser hereby represents, warrants and covenants to the Vendors as follows:

         (a)      Incorporation.   The   Purchaser   is   a   corporation   duly
                  incorporated and validly subsisting and in good standing under the laws of the Netherlands.

         (b) Due Authorization. The Purchaser has all necessary corporate power, authority and capacity to enter into, execute and deliver this Agreement and all other agreements and instruments required to be delivered hereunder and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery by the Purchaser of this Agreement and such other agreements and instruments to be delivered hereunder, and the completion of the transactions contemplated by this Agreement and under such other agreements and instruments have been duly authorized and approved by all necessary corporate action on the part of the Purchaser.

         (c) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

         (d) Bankruptcy. The Purchaser has not committed an act of bankruptcy, pursuant to Applicable Law, nor made an assignment in favour of its creditors nor made a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order been presented in respect of it. The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors nor initiated any proceedings for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Purchaser or any of the assets or shares of the Purchaser and no execution or distress has been levied upon any of the assets or shares.

         (e) Litigation. There is no material action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or threatened by or against the Purchaser, related to its business or affecting the business or the operations or capital of the Purchaser or the transactions contemplated by this Agreement, and there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.

         (f) Corporate Records. The minute books of the Purchaser contain true, correct and complete copies of its articles, its by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. The share certificate book, register of shareholders, register of transfers and register of directors and officers of the Purchaser are complete and accurate in all material respects.

6.3  SURVIVAL  OF  REPRESENTATIONS,   WARRANTIES,   COVENANTS,  OBLIGATIONS  AND
AGREEMENTS.

         (a) The representations, warranties, covenants, obligations and agreements of the Vendors and the Shareholders contained in this Agreement or contained in any agreement, certificate or other document delivered or given pursuant to or in connection with this Agreement or the transactions provided for herein shall survive the Closing, and regardless of any investigation by or on behalf of the Purchaser with respect thereto, shall continue in full force and effect for the benefit of the Purchaser for a period of three (3) years from June 5, 2000 except for the representations and warranties in sections 6.1
                  (a), (b), (c), (e), (f) and (g) which shall survive and continue in full force and effect without limitation of time.

         (b) The representations and warranties of the Purchaser contained in this Agreement or contained in any agreement, certificate or document delivered or given pursuant to or in connection with this Agreement or the transactions provided for herein shall survive the Closing, and regardless of any investigation by or on behalf of the Vendors with respect thereto, shall continue in full force and effect for the benefit of the Vendors for a period of three (3) years from June 5, 2000 except for the representations and warranties in sections 6.2(a), (b), (c) and (d) which shall survive and continue in full force and effect without limitation of time.

ARTICLE 7
INDEMNIFICATION

7.1 INDEMNITY BY THE VENDORS. The Shareholders and the Vendors, each in accordance with their Pro-rata Share, shall indemnify and hold the Purchaser, the Subsidiaries and their respective Affiliates, and each of their respective directors, officers, employees, agents, representatives, assigns harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (hereinafter referred to as "Claim") which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

         (a) any incorrectness in or breach of any representation or warranty of the Vendors or the Shareholders contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

         (b) any breach of or any non-fulfilment of any covenant or agreement on the part of the Vendors or the Shareholders under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

In the event the Shareholders' or Vendors' liability exceeds Seven Million Seven Hundred and Fifty Thousand (7,750,000) Guilders, the Shareholders and the Vendors shall be jointly and severally liable for the amount of the excess.

7.2 REIMBURSE. The Purchaser may, in its sole discretion, demand in the event of a breach of the representations, warranties and covenants of the Vendors and the Shareholders, that Kwatrobox and/or the Subsidiaries be brought into a financial state that is the equivalent to that which would exist if the breach had not occurred by way of set-off of any and all amounts which may still be owing by the Purchaser to the Vendors pursuant to Article 2 hereof.

7.3 INDEMNITY BY THE PURCHASER. The Purchaser shall indemnify and hold the Vendors and the Shareholders harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of in respect of or arising out of:

         (a) any incorrectness in or breach of any representation or warranty of the Purchaser, contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

         (b) any breach of or any non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

7.4      LIMITATIONS.

         (a) No Party shall have any Liability for indemnification pursuant to Sections 7.1 or 7.3 unless and until the accumulated aggregate amount of Claims of the Indemnified Party exceeds Twenty-Five Thousand (25,000) Guilders, following which all such accumulated Claims and all further Claims of the Indemnified Party shall be recoverable as provided in this Agreement. The maximum amount for which Parties are liable to each other is the lesser of: (a) the aggregate amount paid by the Purchaser to the Vendors as at the date that such liability for a Claim or Claims is finally determined; or (b) Ten Million Five Hundred Thousand (10,500,000) Guilders.

         (b) The Purchaser agrees that if it has a Claim or seeks indemnification pursuant to the terms of this Agreement, it shall seek redress in the following order:

                  1. exhaust the rights and remedies provided by Section 7.9, and if insufficient;

                  2.       seek redress from and against the Vendors; and

                           A.       if insufficient or

                           B.       no   satisfactory   resolution  is  obtained
                                    within Three (3) months of either:

                                    i.       the Vendors acknowledging liability
                                             for such Claim or  indemnification,
                                             or
                                    ii       the  date  of  application  by  the
                                             Purchaser   for   redress   to  the
                                             District  Court in  Amsterdam,  The
                                             Netherlands;

                  3.       seek   redress  for  the  balance  of  the  Claim  or
                           indemnification,   if  any,   from  and  against  the
                           Shareholders.

7.5 NOTICE OF CLAIM. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to either of Section 7.1 or 7.3, as the case may be, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

         (a)      the factual basis for the Claim; and

         (b)      the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, then the Liability of the Indemnifying Party to the Indemnified Party under this Section shall be reduced by the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

7.6 DIRECT CLAIMS. In the case of a Direct Claim, the Indemnifying Party shall have thirty (30) days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or before the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the Parties may agree or shall be determined by a court of competent jurisdiction.

7.7 THIRD PARTY CLAIMS. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that (i) the Indemnified Party is required by Applicable Law or the order of any court, tribunal or regulatory body having jurisdiction, or (ii) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by the Business or (B) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If such a payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, then such dispute shall be referred to and finally settled by binding arbitration from which there shall be no appeal.

7.8 SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.

7.9 SET-OFF. The Purchaser shall be entitled to set-off the amount of any Claim submitted under Section 7.1 or due under Section 7.3 as damages or by way of indemnification against any other amounts payable by the Purchaser to the Vendors whether under this Agreement or otherwise.

ARTICLE 8
DISPUTE RESOLUTION

8.1 JURISDICTION. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be brought exclusively before the District Court in Amsterdam, the Netherlands, which shall have exclusive competence and jurisdiction.

ARTICLE 9
NON COMPETITION

9.1 NON COMPETITION. Neither the Vendors nor any of the Shareholders shall, either during or within two (2) years after the last payment as contemplated by
Article 2 hereof has been made, directly or indirectly, be employed by or offer services, in any manner whatsoever, to competitors of Kwatrobox and/or the Subsidiaries engaged in activities competing with the Business, either on it or his own account or for others, in Europe.

9.2 PENALTY CLAUSE. In the event that a Vendor or each of Messrs. Paul Stok, Rene Brouwer, Kees Van Veen and Gijs Pol breaches this Article 9, the breaching Party will become liable and owe to the Purchaser, or as it may direct in writing, a penalty that may not be mitigated in the amount of Two Hundred and Fifty Thousand (250,000) Guilders for each breach and a penalty that may not be mitigated of Twenty-Five Thousand (25,000) Guilders for each day, or part thereof, that the breach continues after having received a notice of default in respect thereof.

ARTICLE 10
RECISSION AND NOVATION

10.1 OLD SHARE PURCHASE AGREEMENT. Each of Peces, Rendex, Van Veen, Wodan, v-Wholesaler.com B.V. on behalf of Acquireco, Gijs Pol, Paul Stok, Rene Brouwer, Kees Van Veen, v-Wholesaler.com, Inc. and e-Auction Global Trading Inc. (collectively, the "Initial Parties") agree that the Old Share Purchase Agreement is hereby rescinded and novated and all rights, liabilities and obligations whatsoever of the Initial Parties arising under, from or in connection with the Old Purchase Agreement are hereby extinguished and rendered null and void ab initio.

ARTICLE 11
GENERAL

11.1 FURTHER ASSURANCES. Each of the Parties hereto from time to time at the request and expense of any other Party hereto and without further consideration, shall execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other Party may require to more effectively complete any matter provided for herein.

11.2 EXPENSES. Unless otherwise provided in this Agreement, each of the Parties hereto shall bear its own expenses (including those of legal counsel and advisors) incurred in connection with this Agreement and the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Purchaser shall be liable for the costs associated with the transfer of the Shares by notarial deed up to an amount not to exceed Ten Thousand (10,000) Guilders in Netherlands funds. If the costs associated with the transfer of the Shares by notarial deed exceed such amount, then any additional costs shall be borne equally by the Purchaser and the Vendors.

11.3 ENTIRE AGREEMENT. This Agreement and the Schedules hereto together with any agreements referenced herein constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties respecting the subject matter hereof, including, for greater certainty, the Old Share Purchase but with the exception of the Agreement re result Kwatrobox B.V. 01/01/2000- 05/15/2000 annexed hereto as schedule 11.3, and there are no implied representations, warranties or conditions, statutory or otherwise, except as expressly set forth herein. There are no oral representations or warranties among the Parties hereto of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by all the Parties hereto.

11.4 TIME OF THE ESSENCE. Time shall be of the essence of this Agreement.

11.5 NOTICES. Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally or (ii) sent by fax or other similar means of electronic communication, in each case to the applicable address set out as follows:

                           To the Vendors at:

                                    Kannaalweg 22
                                    3526 KM, Utrecht,
                                    Netherlands

                                    Attention:     Gijs Pol

                                    Facsimile No.: (31) 29-738-7233

                           To the Purchaser or e-Auction at:

                                    161 Bay Street
                                    BCE Place, Suite 4700
                                    Toronto, Ontario Canada
                                    M5J 2S7

                                    Attention:     Chief Financial Officer,
                                                   e-Auction Global Trading Inc.

                                    Facsimile No.: (416) 364-9085

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any Party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

11.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

11.7 SEVERABILITY. Any covenant or provision hereof determined to be void or unenforceable in whole or in part shall not be deemed to affect or impair the validity of any other covenant or provision hereof and the covenants and provisions hereof are declared to be separate and distinct.

11.8 WAIVER. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

11.9 SUCCESSORS AND ASSIGNS. This Agreement shall not be assignable by any of the Parties hereto without the prior written consent of the other Parties hereto and the Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto.

11.10 NON-MERGER. Each Party hereby agrees that all provisions of this Agreement, other than the representations and warranties contained in Section 6, and the indemnities in Sections 7.1 and 7.3 hereof (which shall be subject to the special arrangements provided in such Articles or Sections), shall survive the execution, delivery and performance of this Agreement, the Closing Date and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.

11.11 COUNTERPARTS AND FACSIMILE. This Agreement may be executed by the Parties in any number of separate counterparts each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties.

11.12 EMPLOYEES. The Purchaser agrees that it has no present intention to cause the forced dismissal of any Employee due solely to the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto.

                                                  V-WHOLESALER.COM B.V.

                                                  Per:
                                                     ---------------------------
                                                     Authorized Signing Officer

                                                  PECES B.V.

                                                  Per:
                                                     ---------------------------
                                                     Authorized Signing Officer

                                                  RENDEX B.V.

                                                  Per:
                                                     ---------------------------
                                                     Authorized Signing Officer

                                                  VAN VEEN BOYS B.V.

                                                  Per:
                                                     ---------------------------
                                                     Authorized Signing Officer


                                                  WODAN B.V.

                                                  Per:
                                                     ---------------------------
                                                     Authorized Signing Officer


                                                --------------------------------
                                                GIJS POL


                                                --------------------------------
                                                PAUL STOK


                                                --------------------------------
                                                RENE BROUWER


                                                --------------------------------
                                                KEES VAN VEEN

                                                PARTY TO THIS  AGREEMENT only in
                                                respect   of  the   rights   and
                                                obligations pursuant to Sections
                                                2.4 and 10.1 herein

                                                E-AUCTION GLOBAL TRADING INC.

                                                Per:
                                                --------------------------------
                                                Duly Authorized Signatory

                                      -33-
SCHEDULE "1.1(FF)"

PAYMENT DIRECTION

TO:              V-WHOLESALER.COM B.V.

--------------------------------------------------------------------------------

         Reference is made to a share purchase agreement made as of o , 2000 (the "Purchase Agreement") among v-Wholesaler.com B.V. (the "PURCHASER"), Peces B.V., Rendex B.V., Van Veen Boys B.V., Wodan B.V., Gijs Pol, Paul Stok, Rene Brouwer and Kees Van Veen.

         Pursuant to section 3.5(b) of the Purchase Agreement, the undersigned hereby authorize and direct the Purchaser to:

         (a) pay such portion of the Purchase Price (as defined in the Purchase Agreement) to the persons indicated as follows:

                  A.       [o] Guilders to Peces B.V.;

                  B.       [o] Guilders to Rendex B.V.;

                  C.       [o] Guilders to Van Veen Boys B.V.; and

                  D.       [o] Guilders to Wodan B.V.

         (b) direct e-Auction Global Trading Inc. to issue the e-Auction Shares and register such shares in the books of e-Auction as follows:

                  A.       [o E-AUCTION SHARES] to Peces B.V.;

                  B.       [o E-AUCTION SHARES] to Rendex. B.V.;

                  C.       [o E-AUCTION SHARES] to Van Veen Boys B.V.; and

                  D.       [o E-AUCTION SHARES] to Wodan B.V.

         and this shall be your good, sufficient and irrevocable authority for so doing.

         DATED at[ ], The Netherlands this o day of May, 2000.

                                                  EACH VENDOR.

                                                  Per:
                                                      --------------------------
                                                      Authorized Signing Officer